EXHIBIT 10.1
DATED   January 2010
(1) 19 ENTERTAINMENT LIMITED
and
(2) SIMON ROBERT FULLER

CONSULTANCY DEED

Paul, Hastings, Janofsky & Walker (Europe) LLP
Solicitors and Registered Foreign Lawyers
Ten Bishops Square
Eighth Floor
London E1 6EG
Telephone: 020 3023 5100
Fax: 020 3023 5109
Ref: CB/09092.00005

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THIS CONSULTANCY DEED is made on January 2010
BY:
(1)	19 ENTERTAINMENT LIMITED, (Company number 01886042) whose registered office is at 100 New Bridge Street, London, EC4V 6JA (the “Company”); and

(2)	SIMON ROBERT FULLER of 19 The Mall, East Sheen, London, SW14 7EN (the “Consultant”).
BACKGROUND
The Consultant created the television format “Pop Idol” (including “American Idol” and other versions), co-created the television format “So You Think You Can Dance” and created the internet project “If I Can Dream”. Prior to the date hereof the Consultant has acted as executive producer, supervised the creative direction and overseen the commercial exploitation of these formats and projects on behalf of the Company and the Company and the Consultant have agreed to terminate the Consultant’s employment with the Company. Now, the Company desires to retain access to the Consultant’s skill, talent and experience, and wishes to enter into this Deed to provide for the supervision of these formats and projects upon the terms set out in this Deed.
AGREED TERMS
1. INTERPRETATION
1.1	The definitions and rules of interpretation in this clause apply in this Deed (unless the context requires otherwise).

“Advance” means each non-returnable sum referred to in paragraph 2.3 of the Schedule to this Deed.

“Board” means the board of directors of the Company (including any committee of the board duly appointed by it).

“Budget” means an annual budget with respect to each element of each of the Programmes, as determined by the Company.

“Business Opportunities” means any opportunities which the Consultant conceptualizes, develops, creates or becomes aware of during the Engagement which relate to the business of the Company or any Group Company or to the Programmes or other Intellectual Property Rights of the Company or any Group Company.

“Capacity” means as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity.

“Commencement Date” means January 2010.

“Confidential Information” means information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of the Company or any Group Company for the time being confidential to the Company or any Group Company and trade secrets including, without limitation, technical data and know-how relating to the business of the Company or of any Group Company or any of its or their business contacts.

“Engagement” means the engagement of the Consultant by the Company on the terms of this Deed.

“Executive Producer” means the supervision of all aspects of the creation and exploitation of the Programmes, consistent with the Consultant’s previous practice when acting as an executive producer of and managing the exploitation of the Programmes.

“Fee” is as defined in clause 4 of this Deed and in clause 2 of the Schedule.

“Group Company” means any one of CKX, Inc. and the Company, and their respective subsidiaries, holding companies or any subsidiary of a holding company (in each case as defined by the Companies Act 2006) and the “Group” has the corresponding meaning.

“Idol” means the television format “Pop Idol” and all overseas versions of the format (including, without limitation, “American Idol”), all programmes based on the format, all ancillary exploitation of the format (including all format, programme and artist related recording, touring, management, merchandising and sponsorship opportunities) and all other business opportunities using Intellectual Property Rights associated with Idol.

“If I Can Dream” means the internet project scheduled to begin production in 2010 currently entitled “If I Can Dream”, all ancillary exploitation of the project (including all project and talent related recording, touring, management, merchandising and sponsorship opportunities) and all other business opportunities using Intellectual Property Rights associated with If I Can Dream.

“Intellectual Property Rights” means patents, rights to Inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which may now or in the future exist in any part of the world.

“Invention” means any invention, discovery, development, improvement or innovation made by the Consultant in connection with or during the provision of the Services, whether or not patentable or capable of registration, and whether or not recorded in any medium.

“Net Profits” means total revenue received by the Group Companies from the Programmes less (i) actual operating expenses from the Programmes (including direct costs of all Group Company employees assigned to such projects consistent with historical practice and budgets); (ii) a fair and reasonable allocation of Group Company overhead relating to services and employees provided in respect of the Programmes based on the proportion of employees at a given location providing services on behalf of the Programmes to the total number of employees at such location; (iii) a fair and reasonable allocation of Group Company employees’ salaries and costs relating to services provided in respect of the Programmes; (iv) a fair and reasonable amortization charge for any unrecouped historical development costs in connection with If I Can Dream such costs to be amortized in 5 equal amounts over a 5 year period. With respect to the determination of Net Profits relating to Idol, it is acknowledged that operating expenses will include (x) a charge for each of 2010, 2011 and 2012 of $15 million less an amount equal to the amount that the Fox Broadcasting Company or American Idol Productions, Inc. pays to any Group Company in relation to the services of Ryan Seacrest as a host of “American Idol” for each such year; and (y), a charge for each of 2010, 2011 and 2012 equal to the amount of travel costs paid by any Group Company for the services of Ryan Seacrest on “American Idol” less any amount reimbursed to any Group Company by any third party. In calculating Net Profits, the amortization charges or other costs incurred in relation to If I Can Dream shall not reduce Net Profits in relation to Idol or So You Think You Can Dance. In calculating Net Profits payments of advances or Fee to the Consultant shall not be treated as operating expenses or otherwise deducted from total revenue.

“Pre-Contractual Statement” means any undertaking, promise, assurance, statement, representation. warranty or understanding (whether in writing or not) of any person (whether party to this Deed or not) relating to the Engagement other than as expressly set out in this Deed or any documents referred to in it.

“Programmes” means Idol, So You Think You Can Dance and If I Can Dream including all format, project, programme, artist and talent related ancillary exploitations thereof for which the Company or any Group Company receives remuneration (e.g. touring, recording, management, sponsorship, merchandise, and licensing).

“Services” means non-exclusive services as Executive Producer and non-exclusive services to be provided by the Consultant in a consultancy capacity for the Company or any Group Company as more particularly described in the Schedule.

“So You Think You Can Dance” means the television format “So You Think You Can Dance” and all overseas versions of the format, all programmes based on the format, all ancillary exploitation of the format (including all format, programme and talent related recording, touring, management, merchandising and sponsorship opportunities) and all other business opportunities using Intellectual Property Rights associated with So You Think You Can Dance.

“Termination Date” means the date of termination of this Deed howsoever arising.

“Treaty” means the Convention between the Government of the United States of America and the Government of the United Kingdom of Great Britain and Northern Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Earnings with respect to Income and Capital gains.

“Works” means all records, reports, documents, papers, drawings, designs, transparencies, photos, graphics, logos, typographical arrangements, software programs, inventions, ideas, discoveries, developments, improvements or innovations and all materials embodying them in whatever form, including but not limited to hard copy and electronic form, prepared by the Consultant in connection with the Programmes during the provision of the Services.
1.2	The headings in this Deed are inserted for convenience only and shall not affect its construction.

1.3	A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	A reference to one gender includes a reference to the other gender.

1.5	The schedule(s) to this Deed form part of (and are incorporated into) this Deed.
2. TERM OF ENGAGEMENT
2.1	The Company shall engage the Consultant and the Consultant shall provide the Services on the terms of this Deed.
2.2	In relation to the Executive Producer services, the Engagement shall be deemed to have commenced on the Commencement Date and (unless terminated earlier pursuant to Clause 11 below) shall continue in relation to each Programme for the life of that Programme, the Consultant being “locked for life” in respect of each Programme, except to the extent that this Deed is terminated in accordance with the terms hereof.

2.3	In relation to the Services other than Executive Producer services, the Engagement shall be deemed to have commenced on the Commencement Date and continue for a period of 6 months.
3. DUTIES
3.1	During the Engagement the Consultant shall:
(a)	provide the Services with all due care, skill and ability and use his best endeavours to promote the interests of the Company and any Group Company in respect of the Programmes; and

(b)	promptly give to the Board all such information and reports as it may reasonably require in connection with matters relating to the provision of the Services or the business of the Company and any Group Company in relation to the Programmes.
3.2	If the Consultant is unable to provide the Services due to illness or injury he shall advise the Company of that fact as soon as reasonably practicable and shall provide such evidence of his illness or injury as the Company may reasonably require.

3.3	The Consultant shall comply with all reasonable standards of safety and comply with the Company’s health and safety procedures from time to time in force at the premises where the Services are provided and report to the Company any unsafe working conditions or practices.

3.4	The Consultant undertakes to the Company that during the Engagement he shall take all reasonable steps to offer (or cause to be offered) to the Company any Business Opportunities in respect of the Programmes or any Intellectual Property Rights of the Group Companies as soon as practicable after the same shall have come to his knowledge and in any event before the same shall have been offered by the Consultant (or caused by the Consultant to be offered) to any other party provided that nothing in this clause shall require the Consultant to disclose any Business Opportunities to the Company if to do so would result in a breach by the Consultant of any obligation of confidentiality or of any fiduciary duty owed by him to any other person, firm or company. Notwithstanding the foregoing, the Consultant shall be permitted to produce a movie (and any subsequent prequels or sequels) based on the life and times of Elvis Presley, subject to the Consultant’s entry into definitive documentation with the Company or any Group Company, as appropriate, regarding appropriate licensing of any Group Company’s Intellectual Property Rights related to Elvis Presley to be used in such movie (and any subsequent prequels or sequels).

3.5	The Consultant may use another person, firm, company or organisation to perform any administrative, clerical or secretarial functions which are reasonably incidental to the provision of the Services provided that the

Company will not be liable to bear the cost of such functions. The Company will bear the cost of the Consultant working with any Company professional advisor or agent in relation to the Programmes to the extent that the retention and use of such professional or agent is approved by the Company.
3.6	The Consultant shall not (and shall use reasonable endeavours to ensure that his agents and employees shall not):
(a)	make or publish any statement to a third party (including but not limited to any journalists or other persons connected in any way with the media, any clients, customers, employees or ex-employees of any Group Company) concerning the terms of this Agreement; or

(b)	make or publish any derogatory or disparaging statement or do anything in relation to any Group Company or any members, partners, directors, officers, employees, ex-employees, clients, customers or agents of any other Group Company which is intended to or which might be expected to damage or lower their respective reputations, provided that the parties will not be prevented from making a disclosure:
3.6.b.1	for the purposes of seeking legal or other professional advice from an adviser in relation to this Agreement provided that any such adviser is bound by the same duty of confidence;

3.6.b.2	to the proper authorities as required by law;

3.6.b.3	in the case of the Consultant, to an immediate family member, provided such person agrees to maintain confidentiality on the same terms; or

3.6.b.4	to confirm the authority of the Consultant.
3.7	The Consultant warrants that he has not done or failed to do anything of which the Company is unaware, including, without limitation, published any statement or authorised or permitted anyone else to do so prior to the date of this Agreement, which would constitute a breach of clause 3.6 if it had occurred after the date of this Agreement.
4. FEES
4.1	In consideration of the Services to be provided by the Consultant under this Agreement, the Company shall pay the Consultant (i) a non-returnable and non-recoupable signing fee on the date hereof in the amount £250,000 and (ii) the fee set out in the Schedule attached hereto (the “Fee”).

4.2	The Company shall be entitled to deduct from the Fee (and any other sums) due to the Consultant any sums that the Consultant may owe to the Company or any Group Company at any time.
5. EXPENSES
5.1	The Consultant hereby acknowledges and agrees that from time to time the Services will require that he will travel, including travel necessary to attend meetings relating to the Programmes with third party partners, contractual counterparties or other parties, including the Company. The Consultant acknowledges that the Company’s policies regarding the pre-booking and documentation of travel arrangements and expenses for which reimbursement may be sought by the Consultant (which policies and procedures may from time to time be changed by the Company). The Consultant agrees that he will comply with the Company’s policies and procedures in this regard and that any reimbursement due hereunder shall be requested by the Consultant not later than two months after being incurred.

5.2	The Company agrees that when the Services reasonably require that the Consultant travel, the Consultant shall be entitled to first class flights, first class hotel suite accommodation when traveling to a destination where the Consultant does not have a residence, private car service, private air travel within North America and within Europe; provided however, that any travel costs to be reimbursed hereunder shall be fairly allocated between the Services and to any other business not related to the Company, that the Consultant may be undertaking at the time of such travel. Private air travel between North America and Europe shall be approved by the Company on a case by case basis.

5.3	If the Consultant is required to travel abroad in connection with the provision of the Services, he shall be responsible for any necessary insurances, inoculations and immigration requirements.
6. OTHER ACTIVITIES
Nothing in this Deed shall prevent the Consultant from being engaged, concerned or having any financial interest in any Capacity in any other business, trade, profession or occupation during the Engagement provided that such activity does not cause a breach of any of the Consultant’s obligations under this Deed.
7. CONFIDENTIAL INFORMATION AND COMPANY PROPERTY
7.1	The Consultant acknowledges that in the course of the Engagement he will have access to Confidential Information. The Consultant has therefore agreed to accept the restrictions in this clause.

7.2	The Consultant shall not (except in the proper course of his duties) either during the Engagement or at any time after the Termination Date, use or disclose to any firm, person or company (and shall use his best endeavours to prevent the publication or disclosure of) any Confidential Information. This restriction does not apply to:
(a)	any use or disclosure authorised by the Company or required by law; or

(b)	any information which is already in, or comes into, the public domain otherwise than through the Consultant’s unauthorised disclosure; or

(c)	information which the Consultant reasonably determines is necessary or required to be shared with the Company’s business partners in the Programmes; or

(d)	information disclosed to the Company’s or the Consultant’s professional advisors on a confidential basis.
7.3	All documents, manuals, hardware and software provided for the Consultant’s use by the Company, and any data or documents (including copies) produced, maintained or stored on the Company’s computer systems or other electronic equipment (including mobile phones provided by the Company), remain the property of the Company.
8. DATA PROTECTION
8.1	The Consultant consents to the Company and any Group Company holding and processing data relating to him for legal, personnel, administrative and management purposes and in particular to the processing of any “sensitive personal data” (as defined in the Data Protection Act 1998) relating to the Consultant.

8.2	The Consultant consents to the Company making such information available to, and the transfer of such information outside the European Economic Area to, any Group Company for legal, personnel, administrative and management purposes.
9. INTELLECTUAL PROPERTY
9.1	The Consultant hereby assigns to the Company all future Intellectual Property Rights in the Works and the Inventions and all materials embodying such rights to the fullest extent permitted by law. Insofar as they do not so vest automatically by operation of law or under this Deed, the Consultant holds legal title in such rights and inventions on trust for the Company.

9.2	The Consultant undertakes:
(a)	to notify to the Company in writing full details of all Works and Inventions promptly on their creation;

(b)	to keep confidential the details of all Inventions;

(c)	whenever requested to do so by the Company and in any event on the termination of the Engagement, promptly to deliver to the Company all correspondence, documents, papers and records on all media (and all copies or abstracts of them), recording or relating to any part of the Works and the process of their creation which are in his possession, custody or power;

(d)	not to register nor attempt to register any of the Intellectual Property Rights in the Works, nor any of the Inventions, unless requested to do so by the Company; and

(e)	to do all acts necessary to confirm that absolute title in all Intellectual Property Rights in the Works and the Inventions has passed, or will pass, to the Company.
9.3	The Consultant warrants that:
(a)	save where the Work or Invention is incorporated into one of the Programmes he will not give permission to any third party to use any of the Works or the Inventions, nor any of the Intellectual Property Rights in the Works; and

(b)	the use of the Works or the Intellectual Property Rights in the Works by the Company will not infringe the rights of any third party.
9.4	The Consultant waives any moral rights in the Works to which he may at any future time be entitled under Chapter IV of the Copyright Designs and Patents Act 1988 or any similar provisions of law in any jurisdiction, including (but without limitation) the right to be identified, the right of integrity and the right against false attribution, and agrees not to institute, support, maintain or permit any action or claim to the effect that any treatment, exploitation or use of such Works or other materials, infringes the Consultant’s moral rights; provided that nothing contained in this clause shall prevent the Consultant receiving his “Created by..” credits or Executive Producer credits on the Programmes.

9.5	The Consultant acknowledges that no further remuneration or compensation other than that provided for in this Deed is or may become due to the Consultant in respect of the performance of his obligations under this clause.

9.6	The Consultant undertakes, at the expense of the Company, at any time either during or after the Engagement, to execute all documents, make all applications, give all assistance and do all acts and things as may, in the opinion of the Company, be necessary or desirable to vest the Intellectual Property Rights in, and register or obtain patents or registered designs in, the name of the Company and to defend the Company against claims that works embodying Intellectual Property Rights or Inventions infringe third party rights, and otherwise to protect and maintain the Intellectual Property Rights in the Works and the Inventions.

9.7	The Consultant hereby irrevocably appoints the Company to be his attorney to execute and do any such instrument or thing and generally to use his name for the purpose of giving the Company or its nominee the benefit of this clause and acknowledges in favour of a third party that a certificate in writing signed by any director or the secretary of the Company that any instrument or act falls within the authority conferred by this clause shall be conclusive evidence that such is the case.
10. [INTENTIONALLY OMITTED]
11. TERMINATION
11.1	Notwithstanding the provisions of clause 2.2, the Company may terminate the Engagement with immediate effect without notice and without any liability to make any further payment to the Consultant (including the Fee, compensation or damages, other than in respect of amounts accrued prior to the Termination Date) if at any time the Consultant:
(a)	is guilty of gross misconduct affecting the business of the Company or any Group Company; or

(b)	commits any serious breach of the Consultant’s obligations under this Deed, including failure to perform the Services as set forth herein, and fails to remedy such breach within 30 days after receipt of notice from the Company specifying the breach and requiring remedy of the same; or

(c)	is convicted of any criminal offense (other than an offense under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed); or

(d)	is declared bankrupt or makes any arrangement with or for the benefit of his creditors or has a county court administration order made against him under the County Court Act 1984; or

(e)	is unable (including by reason of illness or accident) to provide the Services for an aggregate period of 160 working days in any 52 week period; or

(f)	is guilty of any fraud or dishonesty or brings the Company or any Group Company into disrepute.
11.2	This Agreement may also be terminated (i) by the Company as provided in Clause 2.4 of the Fee Schedule attached hereto, and (ii) by the Consultant with respect to certain Services as provided in Clause 2.3 of the Fee Schedule attached hereto.

11.3	The rights of the Company under clause 11.1 are without prejudice to any other rights that it might have at law to terminate the Engagement or to accept any breach of this Deed on the part of the Consultant as having brought the deed to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

11.4	The Consultant shall have the right to terminate this Agreement with effect from 31 December 2010 by notice served on the Company at any time between 1 November 2010 and 15 December 2010, PROVIDED THAT this right of termination shall not be exercisable if CKX, Inc. has exercised its option to acquire shares in XIX Entertainment Limited pursuant to the option agreement between CKX, Inc., the Consultant and XIX Entertainment Limited dated January 2010.
12. OBLIGATIONS UPON TERMINATION
12.1	On the Termination Date the Consultant shall:
(a)	immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of the Company or any Group Company or its or their business contacts, any keys, and any other property of the Company or any Group Company, which is in his possession or under his control;

(b)	irretrievably delete any information relating to the business of the Company or any Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in his possession or under his control outside the premises of the Company; and

(c)	provide a signed statement that he has complied fully with his obligations under this clause.
12.2	Following the Termination Date, the Company shall remain obligated to pay any Fee or other amounts payable hereunder that are accrued and due and payable to the Consultant prior to the Termination Date.
13. STATUS, INDEMNITY AND REIMBURSEMENT
13.1	The relationship of the Consultant to the Company will be that of independent contractor and nothing in this Deed shall render him or any person, firm, company or organization used by the Consultant pursuant to Clause 3.6 of this Deed an employee, worker, agent or partner of the Company and neither the Consultant nor any person used by the Consultant pursuant to Clause 3.6 of this Deed shall hold himself out as such.

13.2	This Deed constitutes a contract for the provision of services and not a contract of employment and accordingly the Consultant shall be fully responsible for and shall indemnify and keep indemnified the Company and any Group Company for and in respect of:
(a)	any sums in respect of income tax or employee’s National Insurance (excluding penalties and interest) connected with the payments made hereunder that the Company is obliged to account to any tax authority for to the extent that those sums are due and have not been paid by the Consultant under self assessment; and

(b)	any liability for any employment-related claim or any claim based on worker status (including reasonable costs and expenses) brought by the Consultant against the Company arising out of or in connection with the provision of the Services, except where such claim is as a result of any act or omission of the Company.
13.3	The Company may at its option satisfy such indemnity (in whole or in part) by way of deduction from payments due to the Consultant.
14. NOTICES
14.1	Any notice given under this Deed shall be in writing and signed by or on behalf of the party giving it and shall be served by delivering it personally, or sending it by prepaid recorded delivery or registered post to the relevant party at (in the case of the Company) its registered office for the time being and (in the case of the Consultant) his last known address or by sending it by fax to the fax number notified by the relevant party to the other party. Any such notice shall be deemed to have been received:
(a)	if delivered personally, at the time of delivery;

(b)	in the case of pre-paid recorded delivery or registered post, 48 hours from the date of posting;

(c)	in the case of fax, at the time of transmission.
14.2	In proving such service it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant party and delivered either to that address or into the custody of the postal authorities as a pre-paid recorded delivery or registered post or that the notice was transmitted by fax to the fax number of the relevant party).
15. ENTIRE AGREEMENT AND PREVIOUS CONTRACTS
Each party on behalf of itself acknowledges and agrees with the other party that:
(a)	this Deed together with any documents referred to in it constitutes the entire agreement and understanding between the Consultant and the Company relating to the Engagement;

(b)	in entering into this Deed neither party has relied on any Pre-Contractual Statement; and

(c)	the only remedy available to either party for breach of this Deed shall be for breach of contract under the terms of this Deed and each party shall have no right of action against any other party in respect of any Pre-Contractual Statement. Nothing in this Deed shall, however, operate to limit or exclude any liability for fraud.
16. VARIATION
No variation of this Deed or of any of the documents referred to in it shall be valid unless it is a deed and signed by or on behalf of each of the parties.
17. COUNTERPARTS
This Deed may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.
18. THIRD PARTIES
Other than in respect of Group Companies, the Contracts (Rights of Third Parties) Act 1999 shall not apply to this Deed and no other third party shall have any rights under it. The terms of this Deed or any of them may be varied, amended or modified or this Deed may be suspended, cancelled or terminated by a deed between the parties or this Deed may be rescinded (in each case), without the consent of any third party.
19. GOVERNING LAW AND JURISDICTION
19.1	This Deed and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

19.2	The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Deed or its subject matter or formation (including non-contractual disputes or claims).

SCHEDULE
SERVICES AND FEES
1.	The Services

1.1	The Consultant shall be engaged as Executive Producer of each of the Programmes and shall supervise the creative execution and subsequent exploitation of the Programmes in a first class manner consistent with the highest industry standards.

1.2	Subject to 1.4 below, the Consultant in providing the Services shall:
(a)	have authority to incur expenditure in the name of or for the account of the Company (or of the relevant Group Company) in respect of the Programmes;

(b)	have authority to bind the Company (or the relevant Group Company) with respect to any creative decisions regarding the Programmes including (without limitation) format changes, selection of music, talent, hosts, judges, guest judges and production personnel and any sponsor integrations;

(c)	on behalf of the Company (or relevant Group Company) and either alone or, at the request of the Comapny (or the relevant Group Company) in conjunction with senior management or advisors of the Company, supervise negotiations with broadcasters, sponsors, production partners, distributors, record labels, talent, and touring companies in relation to the Programmes; and

(d)	provide the Company with regular and timely updates with respect to all of the foregoing.
provided, however, that notwithstanding the foregoing the Consultant shall not have any authority to incur, or cause the Company to incur, expenditures in excess of the amounts set forth in the Budget, without the Company’s prior written consent.
1.3	In addition to Services as Executive Producer, the Consultant shall provide creative and strategic advice in relation to the business of a Group Company where the Consultant’s expertise or business relationships can assist the relevant Group Company.

1.4	Notwithstanding anything in this Deed to the contrary, nothing in this Deed shall be deemed to prevent or restrict the Company’s ability to exploit, operate or otherwise manage and exercise its rights in respect of the Programmes in any manner that the Company determines in its sole discretion.

2.	The Fee

2.1	The Fee for the Services (as referred to in clause 4 of this Deed) shall be calculated as set out in this clause 2 of this Schedule.

2.2	In respect of the Services as Executive Producer referred to in clause 1.1 of this Schedule, the Company shall pay to the Consultant as the Fee, a sum equal to ten per cent (10%) of the Net Profits in each calendar year that the Consultant renders Services hereunder. The Company shall calculate the Fee as at 31 December of the relevant year and pay the Fee due to the Consultant (after recoupment of any Advances paid for that calendar year pursuant to 2.3 below) by 31 March of the following year. The Company shall provide to the Consultant a statement showing in reasonable detail the calculation of the Fee.

2.3	The Company shall pay the Consultant the following sums (each an “Advance”) as non-returnable advances against and recoupable from the Fee payable pursuant to clause 2.2 above:
(a)	$5,000,000 for the calendar year 2010;

(b)	for each calendar year of the Engagement after 2010:
(i) $3,000,000 if the US broadcaster (currently Fox Broadcasting Company (“FBC”)) has ordered a new series of “American Idol” to be transmitted in that calendar year; and
(ii) $2,000,000 if the US broadcaster (currently FBC) has ordered a new series of “So You Think You Can Dance” to be transmitted in that calendar year;
provided, however, that in the event that the “Executive Producer Fees” paid by the Fox Broadcasting Company (or any successor broadcast network) to the Company in respect of any Programme are reduced below the levels in effect as of the date hereof, then the Company shall have the right to notify the Consultant of such reduction and the Company’s proposed reduction in the related Advance amount in respect of such Programme. Following the Consultant’s receipt of such notice, the Consultant shall have right to accept the reduced Advance or terminate the Services in respect of the applicable Programme. If the Consultant fails to provide notice to the Company of his determination hereunder within 10 days of his receipt of such notice, then the Consultant shall be deemed to have accepted and shall be bound by the reduced Advanced amount in respect of the applicable Programme.
2.4	The total of the Advances payable pursuant to paragraph 2.3 above shall be paid in advance in four equal instalments on 15 January, 1 March, 1 June and 1 September in each year or within five Business Days of the Consultant presenting an invoice for the fees for each period. If the Consultant is unable, for any reason, to provide the Services in respect of American Idol and/or So You Think You Can Dance for more than one-half of the production season, the Fee (including the

Advance) shall be reduced on a pro rata daily basis for the entire year and, in the sole discretion of the Company, the Company may terminate this Agreement.
2.5	In respect of the Services other than as Executive Producer referred to in clause 1.2 of this Schedule, the Company shall pay to the Consultant:
(a)	£500,000 on 15 January 2010;

(b)	£500,000 on 1 March 2010; and

(c)	£500,000 on 1 May 2010.
2.6	The Advances and the Fee shall be paid to the Consultant gross, without any deductions for United Kingdom income tax and employees National Insurance Contributions unless the Company shall have been notified by an applicable taxing authority that such withholding is required and that this is the liability of the Company. So long as Consultant has on file a properly completed Internal Revenue Service Form W8-ECI certifying the Fee is effectively connected with a United States trade or business, the Fee shall be paid gross, without deductions for United States Federal income tax, but may be reduced for state or local income tax to the extent required by law. The Fee also excludes Value Added Tax, which shall be payable in addition at the applicable rate upon receipt of a valid VAT invoice from the Consultant.

3.	The Consultant shall have the right, at his sole cost and expense, to appoint an auditor to inspect and audit the books and records of the Company and each Group Company not more than once per year on reasonable prior notice (but in no event later than twelve months following the conclusion of any calendar year in respect of the prior calendar year) in order to verify the calculation of the Fee.

IN WITNESS of which this Deed has been executed and has been delivered on the date which appears first on page 1.

Executed as a deed by 19 ENTERTAINMENT LIMITED	/s/ Robert F.X. Sillerman
Director

/s/ Howard J. Tytel

Director/Secretary

Signed as a deed by SIMON ROBERT FULLER:	/s/ Simon Robert Fuller

SIMON ROBERT FULLER

in the presence of:

Witness: /s/ A. R. Stinson	A. R. Stinson

Name

Address
33 Ransome’s Dock
35-37 Parkgate Road, London SW 11 4NP
Solicitor
Occupation

13 January 2010
Date